Exhibit 10.2

Job No.

Employment Agreement

Party A (company name):

Legal representative:

Address:

Party B (employee name):

ID No.:

Address:

Instructions for Signing the Contract

1. The Labor Contract is formulated in accordance with the Labor Law of the People’s Republic of China, the Labor Contract Law of the People’s Republic of China and relevant national laws and regulations, as well as the actual conditions of the Company.

2. The Contract is signed by both parties through a third-party electronic contract signing platform and shall take effect from the date of confirmation by both parties. The electronic contract is the true expression of each party’s intention and legally binding on each party, with the same legal effect as the paper contract.

3. In the Contract, “Party A’s group company” refers to Party A, its branch (if involved), any subsidiary directly or indirectly controlled by Party A, or a company directly or indirectly controlling Party A, a company directly or indirectly controlled by a company that directly or indirectly controls Party A. Any member of the group is referred to as the “Party A’s group company”.

4. The Contract shall be signed by Party B in person, and shall not be signed by any other person.

5. Preconditions for signing the Contract:

(1) Party B shall share with Party A’s corporate mission, philosophy, culture and values, voluntarily abide by Party A’s rules and regulations, and obey Party A’s labor discipline, work arrangement and work assignment.

(2) Party B shall truthfully provide Party A with necessary supporting materials such as education background, working experience, identity and health, and guarantee the authenticity of the materials provided.

(3) Both parties have carefully read the Contract and clearly understood their respective responsibilities, rights and obligations.

Party A and Party B agree to enter into the Labor Contract (hereinafter referred to as the Contract), and undertake to abide by the terms and conditions listed in the Contract based on the principles of equality, voluntariness, legality, fairness, honesty and credibility through consultation, in accordance with the Labor Law of the People’s Republic of China, the Labor Contract Law of the People’s Republic of China and relevant laws and regulations.

1. Type and Term of Contract

1.1 Party A and Party B agree to determine the term of the Contract by the (        ) method as follows:

(1) Fixed-term labor contract: From MM/DD/YY to MM/DD/YY. The Contract may be renewed upon its expiration through consultation by both parties; if either party or both parties are unwilling to renew the Contract, the Contract shall be terminated. If any of the circumstances under Article 42 of the Labor Contract Law occurs to Party B, the Contract shall be extended in accordance with Article 45 of the Labor Contract Law until the circumstances disappear.

(2) Unfixed-term labor contract: From MM/DD/YY. Where Party B meets one of the circumstances specified in Article 14 of the Labor Contract Law and proposes or agrees to sign an unfixed-term labor contract, both parties shall conclude an unfixed-term labor contract.

(3) The Contract shall start from MM/DD/YY and terminate upon the completion of the work task (the work is determined by Party A in advance and the completion target is definite and specific).

1.2 Where the date when Party B starts to work is inconsistent with the date stipulated in the Contract, the actual onboarding date shall be taken as the starting time of the Contract to establish labor relations.

2. Probation Period

2.1 Party B’s probation period shall start from MM/DD/YY to MM/DD/YY. Where the onboarding date is inconsistent with such date agreed in the probation period, the probation period shall be advanced or postponed accordingly.

2.2 During the probation period, if Party B is proved not to meet the employment conditions, Party A shall have the right to dissolve the Contract; in this case, Party B shall go through the work handover procedures and departure procedures in accordance with the provisions of the Contract and the Company.

3. Work Content and Workplace

3.1 Work content: Party A arranges Party B to work at the                      post of Party A. In order to adapt to the production and operation needs and allocate human resources reasonably and effectively, or according to Party B’s capability and performance, Party A may make necessary adjustment to the relevant post and work content of the employee at the stage. Party B hereby confirms that it has been truthfully informed in advance and has accepted it.

3.2 Workplace: As per the operation characteristics of Party A and the work nature of Party B, as agreed by both parties, the workplace of Party B is (        ) as follows:

(1) The place where the Contract is performed is                     .

(2) As Party B’s work is sales/procurement with unfixed workplace, the labor relationship between Party A and Party B is established at                     , and Party A shall have the right to arrange Party B to work in the regions of various provinces and cities within the Chinese mainland where many sales business markets are located. Party B has been fully aware of his/her post responsibilities and work scope, and accepts Party A’s temporary adjustment and work arrangement within the above market scope.

3.3 Party A shall, within the scope of laws, have the right to adjust Party B’s workplace, post and responsibilities in accordance with Party A’s rules, regulations and business needs, or Party B’s work performance and performance assessment. Party A may dispatch Party B to other affiliated enterprises of Party A’s group for full-time or part-time work according to its business development needs, and the employment remuneration during the dispatch period of Party B shall be determined by both parties through negotiation. Party B hereby confirms and agrees.

3.4 Party B shall improve his/her professional skills, agree and undertake to perform his/her labor obligations in strict accordance with relevant standards and the labor rules and contracts formulated and publicized by Party A according to law, earnestly perform his/her responsibilities, complete his/her work tasks and be subjected to Party A’s assessment on this basis. Where Party B fails to meet the assessment standard, it may be deemed that Party B is not qualified for the post employed.

3.5 Scope of duties: Party B’s functions and scope of authority within the term of the Contract shall comply with Party A’s internal regulations, the authorization of Party B’s direct supervisor and relevant regulations on his/her post.

4. Working Hours, Rest and Vacation

4.1 Working hours: Party B’s post shall implement the following (        ) working hour system, which shall be implemented in accordance with Party A’s attendance management system:

(1) Standard working hour system

(2) Comprehensively calculated working hour system

(3) Flexible working hour system

4.2 Rest and vacation: Party B is entitled to the statutory rest days and holidays, and the specific rest method and time of Party B shall be agreed upon by both parties according to the provisions of Party A and implemented in accordance with laws, regulations and Party A’s rules and regulations. Party A may extend Party B’s working hours or arrange overtime work on holidays to the extent permitted by law according to work needs and Party A’s rules and regulations. Party B’s overtime work shall need prior approval. After Party B actually works overtime, Party A may confirm Party B’s overtime work, and shall arrange Party B to take compensatory leave in accordance with laws and regulations and Party A’s rules and regulations. The payment or deduction of Party B’s wage during rest days and holidays shall be subject to relevant national regulations.

5. Employment Remuneration

5.1 Wage: During the employment of Party B in accordance with the Contract, Party A shall pay Party B wage when Party B provides normal labor service, except for statutory circumstances. Party A shall pay the wage of the previous month to Party B before the 15th day of each month, and Party A shall have the right to adjust the date of wage payment as per legal procedures according to the Company’s business strategy and financial accounting needs.

5.2 During the term of the Contract, Party A shall pay wage to Party B by cash, bank transfer, cheque or other means deemed appropriate by Party A every month. The wage standard of Party B shall be subject to the Offer Letter or the wage confirmation agreement confirmed and signed by both parties in writing. The wage of Party B shall be subject to the wage system of Party A (including the overtime wage for corresponding days of each month).

5.3 Wage during the probation period: The wage and benefits of Party B during the probation period shall be subject to the Offer Letter or the wage confirmation agreement confirmed and signed by both parties in writing. The wage of Party B shall be subject to the wage system of Party A (including the overtime wage for corresponding days of each month). If there is no special agreement, the wage during the probation period shall be implemented according to the normal wage standard. The Offer Letter or the Wage Confirmation agreed upon by both parties shall be deemed as an integral part of the Contract as the reference basis, and shall have the same effect as the terms of the Contract.

5.4 Party B confirms that the wage paid by Party A includes the overtime wage and various subsidies and allowances stipulated by relevant laws and regulations or relevant government departments.

5.5 Party B agrees that Party A has the right to decide whether to pay bonus and the amount of bonus at its own discretion based on its operation and Party B has no objection to this, and Party B agrees that only on-the-job employees can enjoy the bonus paid by Party A. If Party B resigns (whether voluntarily/through negotiation/unilaterally terminated), Party B shall not be entitled to any bonus paid by Party A.

5.6 If Party B delays the working hours due to his/her failure to complete the tasks within the normal working hours for his/her own reasons, it shall not be deemed as overtime work. Where Party B needs to work overtime, he/she shall seek prior approval according to the regulations of Party A, otherwise it shall not be deemed as overtime work and he/she shall not claim overtime wage from Party A. Both parties agree that the overtime wage of Party B after being approved by Party A shall be calculated on the basis of the minimum wage standard of the place where the Contract is performed.

5.7 When Party A pays wage to Party B, it shall provide Party B with a payroll slip, including Party B’s name, payment time, wage payable, wage actually paid, withheld and deducted wage, etc. Party A shall provide the payroll slip by e-mail every month and Party B shall reply for confirmation, or Party B shall log on the “employee self-service” interface of the eHR system using the personal account assigned by Party A to Party B to inquire about and confirm the electronic payroll slip. Where Party B fails to reply in time, it shall be deemed that Party B confirms its consent.

5.8 Party A shall have the right to adjust Party B’s wage level according to changes in Party B’s work performance, position and work content or Party A’s wage management system. The wage of Party B shall be calculated according to the actual attendance and the assessment rating, and the performance bonus, commission, subsidy or other income involved shall be subject to the established rules and regulations of the Company and the actual assessment policy of the department. The wage of Party B shall be determined by Party A in accordance with the Wage and Welfare Management System of the Company according to the different posts of Party B, which shall be subject to the content indicated in the payroll slip or the notice of wage adjustment.

5.9 Party A may deduct the following expenses and payments from the wage payable to Party B in advance:

(1) Individual income tax of Party B. Party B shall bear the individual income tax payable from the remuneration income such as wage and bonus paid by Party A hereunder. Party A, as the withholding agent, may withhold individual income tax and other taxes in advance when paying Party B the remuneration;

(2) Cost of maintenance, alimony payment, penalty or compensation payable by Party B in respect of court judgment and arbitration award required to be withheld by Party A;

(3) Part of social insurance and housing provident funds that shall be borne by Party B personally;

(4) The arrears that Party B fails to repay to Party A when he/she leaves office;

(5) Part of salary to be deducted due to Party B’s violation of Party A’s rules and regulations;

(6) Compensation expenses deducted due to economic losses caused to Party A by Party B;

(7) Other expenses that may be deducted from the wages of workers as stipulated by laws and regulations.

6. Social Insurance and Benefits

6.1 Party A shall handle social insurance registration for Party B within thirty (30) days from the onboarding date to participate in social insurance such as pension insurance, medical insurance, work injury insurance, maternity insurance and unemployment insurance, and pay social insurance premium in full amount on time. The personal part of social insurance premium shall be borne by Party B and shall be withheld and remitted by Party A when the wage is paid.

6.2 Party A shall clearly inform Party B of the necessary procedures and materials for the payment of social insurance and housing provident funds before or at the time of Party B’s employment. Party B shall assist Party A in providing relevant materials for social insurance payment and handling relevant procedures for the employment procedures. Where Party A fails to pay social insurance for Party B according to law due to Party B’s delayed submission of materials or failure to handle relevant procedures due to other personal reasons for more than 30 days from the onboarding date, Party B shall be deemed to have committed serious disciplinary violations. Party A shall have the right to immediately terminate the labor relations with Party B without paying any compensation.

6.3 The payment base declared by Party A for Party B shall be confirmed by Party B in person, and Party A shall inform Party B of the details of social insurance premium paid on a monthly basis.

6.4 During the performance of the Contract, Party B shall be entitled to various welfare benefits stipulated by the national laws and regulations, relevant rules and regulations of Party A and agreed upon by both parties. All kinds of insurances and welfare benefits that are required to be borne by Party A by non-state laws, regulations and policies shall be deemed as Party A’s internal temporary welfare, which may be stipulated in Party A’s rules and regulations and modified by Party A from time to time.

6.5 Party B’s treatment during the contract term due to rest days and holidays, illness or injury, occupational disease or work-related injury, maternity or death shall be subject to the national regulations and the rules and regulations formulated by Party A according to law.

6.6 Party A and Party B shall pay the housing provident funds according to relevant laws and regulations such as the Regulation on the Administration of Housing Provident Funds of the State Council, and the housing funds paid by Party B shall be withheld and remitted by Party A.

7. Labor Protection, Labor Conditions and Protection against Occupational Hazards

7.1 Party A shall actively provide Party B with labor conditions conforming to national regulations and gradually improve Party B’s safe and healthy work environment. Party A shall guarantee to implement the national regulations on special operations, special protection for female workers and juvenile workers, perform the obligation of truthfully informing Party B of the posts that may cause occupational disease hazards, and provide Party B with education on labor safety and health, to prevent casualty accidents in the process of labor and reduce occupational hazards. Where Party B is engaged in work with occupational hazards, Party A shall arrange regular health check-up for Party B and arrange one before Party B leaves the position.

7.2 Party A undertakes to provide Party B with necessary labor protective equipment that comply with labor safety and health conditions stipulated by national regulations. Party B shall strictly comply with the labor safety regulations and standards set by the state and Party A. Party B shall earnestly participate in the necessary education and training organized by Party A, enhance the awareness of self-protection, strictly abide by the safety operation regulations in the process of labor, as well as report and eliminate any potential occupational disease hazard or work-related injury risk in time.

7.3 Party A and its management personnel shall protect Party B’s life safety and health in the workplace. Party B shall have the right to refuse Party A’s management personnel to illegally direct or force risky operations, which shall not be deemed as violation of the Contract. Party B shall have the right to criticize, report and charge for any behavior that endangers life safety and health.

7.4 Where Party B suffers from accidents or occupational diseases due to work, Party A shall be responsible for timely treatment, and apply for work-related injury identification and labor ability assessment for Party B according to relevant regulations, so as to ensure that Party B may enjoy various work-related injury insurance and related treatment according to law. Where Party B suffers from illness or non-work-related injury, Party A shall ensure that Party B enjoys the medical treatment period and corresponding medical treatment stipulated by the state.

8. Rules and Regulations and Labor Discipline

8.1 Party A and Party B shall consciously abide by national laws and regulations, social ethics and professional ethics, and respect and safeguard the reputation and interests of both parties, and various rules and regulations established and improved by Party A according to law. Party B shall obey the work arrangement of Party A, strictly abide by Chinese laws, regulations and rules and regulations (including but not limited to employee handbook and various internal regulations) and labor discipline designated by Party A, and undertake to know the latest content of various rules and regulations by logging on the Company’s website and system at any time; strictly abide by Party A’s various working specifications; take good care of Party A’s property and comply with professional ethics; actively participate in post training organized by Party A to improve professional skills and ensure to be qualified for the post of Party B.

8.2 Where Party B violates labor discipline or Party A’s rules and regulations, Party A may impose certain disciplinary punishment and penalty on Party B according to its corresponding rules and regulations until the Contract is terminated.

8.3 Where Party B violates laws or Party A’s rules and regulations or causes economic losses to Party A due to his/her own reasons, Party A shall have the right to claim compensation from Party B.

8.4 Party A shall have the right to amend its rules and regulations reasonably and legally at any time according to its production or operation management needs. Party A may notify Party B of any amendment to the rules and regulations in any way it deems appropriate (including but not limited to notice, announcement and memorandum).

9. Change in Performance of the Contract

9.1 When there are changes in the laws, administrative regulations and rules on which the Contract is based, the relevant content of the Contract shall be changed.

9.2 During the performance of the Contract, where Party A changes its name, legal representative or principal responsible person or investor and other matters, the performance of the Contract shall not be affected; where Party A undergoes merger or division, the Contract shall continue to be effective and continued to be performed by its successor.

9.3 In case of any change in the content of clauses or major objective matters of material interest to the employee, both parties shall agree to change the Contract in writing. The residential address determined by Party B shall be the address for delivery of documents and documents related to labor relation management. In case of any change, Party B shall notify Party A in writing.

9.4 During the performance of the Contract, the relevant clauses of the Contract shall be naturally changed accordingly in any of the following circumstances. Party A shall timely inform Party B of the information related to the change in writing or by e-mail, and Party B shall implement the change decision of Party A. Where Party B refuses to perform, it shall be deemed that Party B violates the labor discipline or the rules and regulations of Party A and shall be dealt with accordingly.

(1) Given that Party A has informed the possibility of change of post in this Contract or related documents signed and confirmed by Party B, the situation can be changed naturally after the two parties have reached consensus;

(2) After Party A’s overall wage distribution adjustment plan has been agreed through negotiation and publicized, Party B’s wage standard to be increased or decreased is involved;

(3) Where Party B’s wage is subject to adjustment due to promotion, fault, or post adjustment;

(4) Modification of the Labor Contract shall be made by both parties in writing or via email. Where changes in labor contract is required for adjustment of Party B’s work, Party A, in addition to issuing Labor Contract Modification Agreement for confirmation, shall send Party B documents such as payroll slip and position adjustment notice; and Party B, if no objection is raised in writing within one month upon receiving the above documents, shall be deemed to have acknowledged the modification in writing.

10. Cancellation or Termination of Contract

10.1 Termination of the Contract Under any of the following circumstances, the labor contract is terminated:

(1) The term of labor contract agreed by both parties has expired;

(2) Party B has begun to enjoy the basic pension insurance treatments;

(3) Party B is deceased, or is declared dead or missing by a people’s court;

(4) Party A is declared bankrupt in accordance with law;

(5) Revocation of its business license, court-ordered shutdown of Party A or early dissolution decided by Party A;

(6) Other circumstances stipulated by laws and administrative regulations.

10.2 Cancellation through negotiation The Contract can be cancelled after the two parties reach an agreement through negotiation.

10.3 Immediate termination of the Contract by Party A Party A is entitled to terminate the Contract unilaterally at any time under the following circumstances involving Party B:

(1) During the probation period, Party B is proved not to meet the employment conditions; please refer to the Employment Conditions Confirmation for specific employment terms and conditions;

(2) Serious violation of laws or regulations;

(3) Serious violation of Party A’s labor discipline or rules and regulations;

(4) Serious dereliction of duty and/or malpractice for personal gains, causing major damage to Party A’s interests;

(5) Prosecuted for criminal liability according to law.

10.4 Thirty-day prior written notice of termination. In case of one of the following circumstances, Party A has the right to unilaterally terminate the Contract:

(1) Party B cannot perform the previous work nor other work arranged by Party A after Party B recovered from sickness or non-work-related injury upon the end of medical treatment period stipulated by law;

(2) Party B fails to be qualified for the job in accordance with the requirements of the Contract or Party A, and is still not qualified for the job after being trained or having job transferred;

(3) There is a major change in the objective circumstances on which this Contract is concluded, making it impossible to perform, and the two parties cannot reach an agreement on modifying this Contract after negotiation.

10.5 Contract termination by Party B. Party B may resign and terminate this Contract within the contract term, but it must notify Party A in writing thirty (30) days in advance. Except in one of the following circumstances, Party B can terminate this Contract at any time without serving a thirty-day prior notice:

(1) In case of termination of this Contract during the probation period, Party A shall serve a three-day prior written notice;

(2) Party A forces Party B to work by means of violence, coercion or illegal restriction of personal freedom;

(3) Party A fails to pay employment remuneration or provide labor conditions as stipulated in this Contract.

10.6 Contract cannot be terminated by Party A. Party A shall not terminate the Contract in accordance with Article 40 and Article 41 of the Labor Contract Law if Party B has one of the following circumstances:

(1) Engaging in operations that are exposed to occupational disease hazards, failing to undergo pre-departure occupational health check-up, or suspected of having occupational disease during diagnosis or medical observation;

(2) Suffering from occupational disease or injury during course of employment and his/her resulting total or partial incapacity has been confirmed;

(3) Sickness or non-work-related injury, within the prescribed medical treatment period;

(4) Female employees during pregnancy, childbirth, or breastfeeding period;

(5) Working for Party A for 15 consecutive years and being less than five years from the legal retirement age;

(6) Other circumstances stipulated by laws and administrative regulations.

10.7 Contract cannot be terminated by Party B. Party B shall not terminate the Contract with Party A in accordance with Article 37 of the Labor Contract Law if Party B has the following circumstances:

(1) Economic losses caused to Party A have not been dealt with or the compensation has not been fulfilled;

(2) The period when Party B is under review and investigation;

(3) Party A and Party B have signed training, confidentiality, housing, loan guarantee and other agreements that stipulate the service period which has not expired;

(4) Other circumstances complying with laws and regulations.

10.8 The cancellation or termination of the Contract shall be implemented in accordance with statutory conditions, procedures and economic compensation standards.

10.9 Party A may terminate the Contract in accordance with the laws and regulations and the rules and regulations of Party A. In order to protect the interests of both parties, Party A’s intention to terminate the Labor Contract shall be expressed only and only through Party A’s human resources management center or in the form of a notice of termination or a reference letter with the official seal stamped. Any expression of this intention made by any staff of Party A by other means will not have any legal effect on Party B. In this case, Party B shall continue to perform the rights and obligations stipulated in the Labor Contract.

10.10 If both parties terminate the Labor Contract for any reason, Party B shall go through the handover procedures in a timely manner as required by Party A. If the handover procedures are not fulfilled in accordance with Party A’s regulations, Party A will treat it as absenteeism and unclaimed wages and liquidated damages will be withheld.

10.11 Party A shall, within 15 days from the date of completion of handover procedures, complete the procedures for Party B’s files and social insurance relationship transfer in accordance with relevant regulations; Party A shall pay legal compensation, medical subsidies and other related expenses after Party B has fulfilled the handover procedures.

10.12 When this Contract is cancelled, terminated or expired by its terms and conditions, Party B shall immediately discontinue all activities in the name of Party A or complete its outstanding matters as required by Party A and settle all accounts, as well as go through the work handover and departure procedures with Party A and return all Party A’s property after the Contract is canceled, terminated or expired. Any loss caused to Party A shall be compensated by Party B and Party A has the right to deduct at the time of resignation settlement and the shortfall shall be paid by Party B separately. If Party B fails to go through the handover procedures as agreed, or if Party B’s non-conscientious behaviors such as overdue transfer or unclear transfer causing losses to Party A in the process of departure and handover, Party A has the right not to go through the departure procedures and hold Party B accountable for corresponding economic compensation liability and other legal liabilities.

10.13 When this Contract is being cancelled or terminated, Party B shall perform the following obligations, subject to the signature and approval by the receiving personnel of the relevant department of Party A:

(1) Handover work to the personnel designated by Party A (the handover items are subject to the 10.14);

(2) Return Party A’s office supplies, documents, materials, equipment, software and other tangible or intangible assets in good condition;

(3) Transfer complete set of any carrier containing Party A’s important information to Party A;

(4) Assist Party A in clearing up the claims, debts, penalties, compensation, etc. between the two parties;

(5) Complete handover procedures specified by Party A and go through relevant departure procedures;

(6) Others: deal with other outstanding matters in accordance with the company’s regulations.

10.14 The scope of matters to be handed over by Party B includes (but is not limited to) the following:

(1) Party B shall be responsible for the custody, use or control of all documents, files and copies thereof relating to Party A and its management, production and operation;

(2) Name list, information and data of Party A’s suppliers, customers and other contacts or individuals;

(3) Tools, instruments, equipment and software, disks, CDs, materials and other office appliances provided by Party A to Party B for work or production;

(4) Unfinished matters, business items handled and detailed rules for handling matters;

(5) Personal advances borrowed from Party A;

(6) Other matters and items that should be handed over.

10.15 Party A shall perform the following obligations in the process of cancellation or termination:

(1) Handle the procedures for termination of labor relations for Party B;

(2) Handle social insurance transfer or sealing procedures for Party B in a timely manner;

(3) Issue employment record or reference letter for Party B at the request of Party B and based on the handover process of both parties;

(4) In the event of Party B engaged in occupational hazard operations at Party A’s premises, Party A shall also arrange Party B to undergo pre-departure occupational health checkup. If Party B refuses to cooperate or does not undergo the checkup, he/she shall be deemed as having waived this special right of protection.

11. Training Service Period and Non-competition

11.1 Training service period. If Party B is funded by Party A for professional technical training, the two parties can make agreement on the service period by law; the relevant rights and obligations of both parties (including but not limited to service period, liquidated damages, etc.) shall be in accordance with the training agreement signed by both parties and relevant company regulations. Please refer to the Contract Annex for the training and service period agreement agreed upon by both parties.

11.2 Confidentiality and non-competition. Party B shall be obligated to protect Party A’s trade secrets and intellectual property rights according to law. Party B shall keep Party A’s trade secrets in strict confidence, including but not limited to all plans, materials, business information, customer lists, intelligence of production or operations, production, operation and management methods, financial conditions and other secrets and intellectual property rights of Party A related to operations. Party A and Party B may enter into relevant confidentiality and non-competition agreements separately, and Party B’s confidentiality and non-competition obligations and liquidated damages shall be implemented in accordance with the agreement. The confidentiality and non-competition agreement between the two parties are attached to the Contract. The terms of Party B’s confidentiality and non-competition are applicable both during the term of employment at Party A and after the termination of the Labor Contract.

11.3 Other obligations of Party B. In addition to the other obligations stipulated, Party B hereby agrees to comply with the following obligations during the period of employment by Party A under this Contract; otherwise, Party A may terminate the Labor Contract with Party B as appropriate:

(1) Spending all time, energy and ability within the specified working hours on fulfilling the obligations stipulated in this Contract to effectively perform designated duties and trying its best to assist Party A in meeting or exceeding the expected production or business plan.

(2) Abiding by the terms of the Contract, relevant laws, disciplines, and documents, following Party A’s reasonable instructions and decisions, performing duties with due diligence and not engaging in activities that impair Party A’s interests nor taking advantage of his/her position in Party A to seek gains directly or indirectly for himself/herself, other individuals or other companies.

(3) Completing other temporary work assigned by Party A in addition to original work, and ensuring that his/her work performance meet standards of job responsibilities specified by Party A.

(4) Without written consent of Party A, during the period of employment, Party B shall not directly or indirectly engage in any competitive activities similar to the production or business activities engaged or to be engaged by Party A, including but not limited to being employed by Party A’s competitor, to whom to disclose business information, provide services or conveniences, make private contact for non-work arrangements, take money from them, or who is engaged in other competitive production and business activities.

12. Other Contractual Matters

12.1 Contracting ability. Party B hereby declares and undertakes that Party B has not and will not violate any other contract or agreement that is binding on Party B, nor any other binding regulations of other companies, organizations or institutions when signing the Contract and performing the Contract. Party B hereby promises that when signing the Contract, he/she has no labor relationship with any other employers, no non-competition obligation or confidentiality obligation that conflicts with the establishment of a labor relationship with Party A, and there is no unresolved labor law-related disputes with former employers and other interest disputes that may affect Party B’s normal work for Party A or other matters that need to be explained. If Party B has the foregoing circumstances but has not notified Party A in writing, it shall be deemed that Party B has promised that there will be no such circumstances. If Party B violates the provisions of this article, resulting in invalidity of the Contract or infringement on the rights of a third party, Party B shall assume full responsibility and independently resolve the aforementioned disputes. Under such circumstances, Party A may terminate the labor contract with Party B unconditionally without paying any economic compensation. If Party A suffers any losses thereof, Party B shall be fully liable for the economic losses caused to Party A.

12.2 Annex to the Contract. The Annex to the Contract is an integral part of the Contract. Party B shall read through the Annex carefully when signing the Contract. After signing, Party B shall be deemed to have confirmed and agreed on all the terms and conditions of the Contract and the Annex; invalidity of some clauses and annex will not affect the validity of other terms and conditions. Where the Contract or Annex conflicts with relevant laws and regulations or is inconsistent with the amendments of relevant laws and regulations, the current effective laws and regulations shall prevail. For matters not covered in the Contract, if the parties have agreed otherwise, the agreement shall be followed; if no separate agreement is made, the laws, regulations and rules shall apply; if there is no provision in the laws and regulations, the two parties shall negotiate and resolve instead. The delay or non-exercise of any right stipulated in this Contract by either party shall not constitute a waiver of that right. The “Company” mentioned in the Annex of the Contract refers to Party A under this Labor Contract, and the “Employee” mentioned herein refers to Party B under this Labor Contract.

12.3 Rules and regulations. All rules, regulations and departmental requirements of Party A are the main appendixes of the Contract with equal force to the contract terms. Party B hereby confirms that at the time of signing the Contract, it has received and acknowledged the content of the Instructions to Employees and its specified rules and regulations documents.

12.4 Employment conditions. Party A’s employment conditions and assessment criterion (including but not limited to the confirmation of employment conditions, job description, and performance assessment system, etc.) are the main appendixes of the Contract with equal force to the contract terms. Party B hereby confirms that at the time of signing the Contract, it has received and acknowledged the content of the Confirmation of Employment Conditions.

12.5 Confidentiality Agreement. Party A’s confidentiality systems (including but not limited to the corporate confidentiality agreement and departmental confidentiality system, etc.) are the main appendixes of the Contract with equal force to the contract terms. Party B hereby confirms that at the time of signing the Contract, it has received and acknowledged the aforementioned documents, see Annex 1: Confidentiality Agreement for details.

12.6 Non-competition. Party A’s non-competition system (including but not limited to non-competition agreement, etc.) is the main appendix of the Contract with equal force to the contract terms. Party B hereby confirms that at the time of signing the Contract, it has received and acknowledged the aforementioned documents, see Annex 2: Non-competition Agreement for details.

12.7 Other personal information of Party B

Email:		Phone:

Mailing address:		Postcode:

Graduation school:	Major:	Highest academic degree obtained:

Name of emergency contact (family member):		Contact number:	Relationship with emergency contact:

12.8 Party B undertakes that he/she shall provide true and valid information to Party A and confirm that the hard-copy or electronic documents delivered to his/her private email address, household registration address or home address, work email address, or via Dingding office software given in this Agreement by Party A and judicial authorities shall be deemed to have fulfilled the obligation of document service and notification. Party B shall notify Party A in wiring three days after any change in his/her e-mail address, household registration address or residential address provided by Party B for delivering labor relation management documents and instruments.

12.9 Any dispute between Party A and Party B regarding the Contract shall be resolved first through negotiation. If negotiation fails, either party can refer arbitration to the labor dispute arbitration committee with jurisdiction where Party A is located. If any party is dissatisfied with the ruling, either party may file a lawsuit to the people’s court where Party A is located.

12.10 Both parties have agreed to place this agreement on electronic contract signing platform for signing and storage online in the form of data message. Party B agrees that Party A will submit his/her information to the platform for electronic signature verification and digital certificate generation. Party A and Party B have agreed that Party A will send the agreement to the electronic signing platform to generate contract text, and this agreement shall take effect after both parties have completed the signing with their respective digital certificates. The electronic signing platform applied to this agreement is the e-signing service platform operated by Hangzhou Tiangu Information Technology Co., Ltd. (domain name https://www.tsign.cn) and other electronic signing platforms providing legal and valid electronic signing services.

12.11 The Contract is executed in                      counterparts and takes effect from the date of signing or sealing by both parties; each party shall hold at least one copy.

(Note: Before signing the Contract, both parties shall read through the above terms and conditions carefully, understand and confirm all the terms of this Contract and Annex 1-2, and agree to comply with all the content under the Contract and Annex. The Contract takes effect upon signing or sealing by both parties)

[Signature or seal by both parties]

Party A (seal):	Party B (signature):

DD/MM/YY	DD/MM/YY

Annex 1:

Confidentiality Agreement

The Confidentiality Agreement is the confidentiality regulations of Party A’s group company, its subsidiaries, its branches or its affiliates (hereinafter referred to as the “Company”). It is an annex to the Labor Contract signed between the Company and its employees which has the same legal effect as the Labor Contract. The term “Company” also refers to all subsidiaries, parent company or affiliates of the Company. In accordance with the Labor Contract Law and the Copyright Law, the Company has formulated the following confidentiality regulations for the knowledge and compliance of the employees:

Since Party B has signed a labor contract or an internship agreement with Party A, the identities of both parties are consistent with those stated in the labor contract or internship agreement, that is, Party A is the employer in labor cooperation and Party B is the employee or intern. As Party B has been employed by Party A and thus is bound by the labor contract or internship agreement, Party B has known (or will know) Party A’s trade secrets due to work needs. In order to specify the confidentiality obligation of Party B, ensure that Party B does not compete with Party A during his/her employment, effectively protect Party A’s trade secrets, and prevent such trade secrets from being disclosed publicly or divulged in any form, Party A and Party B, in accordance with relevant laws and regulations of the People’s Republic of China, have entered into the following agreement under the principles of equality, voluntariness, negotiation, honesty and credibility:

1. Trade Secrets

1.1 For the purpose of this Agreement, trade secrets include but are not limited to information/proprietary technology, business information, internal organization information and documents listed as top secret and confidential in the Document Management Measures of Party A. Party B shall undertake the obligation of confidentiality for such trade secrets.

1.2 Information/proprietary technology information includes but is not limited to the technical solution, computer software, database, technical data, technical documents or their combination of relevant products owned or obtained by Party A, which is not disclosed anywhere in their complete form and is not protected as property rights.

1.3 Business information includes but is not limited to relevant business information such as market strategy, market intelligence, operation mode, non-public financial information, contract, information of trading parties and client list related to the Company.

1.4 The Company’s internal information includes but is not limited to the Company’s scale, organization structure, employee’s salary and welfare, performance calculation method, personal wage and all the information related to the business of the Company.

1.5 The matters in which Party A undertakes the confidentiality obligation in accordance with the laws and relevant agreements (such as the technical contract) shall also be deemed as the trade secrets mentioned in the Confidentiality Agreement.

2. Confidentiality Obligation

2.1 Party B is the obligor of confidentiality as referred to in this Agreement. The obligor of confidentiality refers to the person who knows the trade secrets of Party A and receives remuneration or wage from Party A while providing relevant services for Party A. The remuneration or wage paid by Party A to the obligor of confidentiality has included the confidentiality fee, which shall not be paid repeatedly.

2.2 The obligor of confidentiality agrees to make the best efforts for the interests of Party A, and refrain from organizing, participating in or planning to organize or participate in any competitive enterprise during the performance of its duties, or engage in any improper use of the Company’s trade secrets.

2.2.1 The obligor of confidentiality shall strictly keep confidential the Company’s trade secrets that come to his/her knowledge due to his/her identity, post, occupation or technical relationship, and guarantee that such trade secrets will not be disclosed or used, including accidental or negligent disclosure or use;

2.2.2 The obligor of confidentiality shall not disclose and use trade secrets, manufacture equipment to reproduce trade secrets, and take away articles related to trade secrets without authorization for the purpose of competition, for personal gain, for the benefit of a third party, or for intentional harm to the Company; shall not probe into trade secrets irrelevant to its own work or business; shall not directly or indirectly divulge such secrets to irrelevant personnel inside or outside the Company; shall not disclose Party A’s trade secrets to any third party that does not assume the confidentiality obligation; shall not allow (lending, gift, lease, transfer and other acts to deal with Party A’s trade secrets shall be “allow”) or assist any third party who does not assume the confidentiality obligation to use Party A’s trade secrets; shall not duplicate or make public any document or copy of document containing trade secrets of the Company; and shall properly treat the documents relating to the Company or its clients that are kept and contacted by him/her for work purposes, and shall not use them beyond the scope of work without permission;

2.2.3 Where any trade secret is divulged or any trade secret is divulged by Party B’s own fault, it shall take effective measures to prevent further disclosure and report to Party A in time;

2.2.4 After the labor relations terminate, Party B shall return the work-related technical data, equipment, materials and client list to Party A;

2.2.5 If Party B has any confidential information in his/her personal property (such as personal computer), Party B shall provide Party A with copies of such confidential information and permanently delete such confidential information from Party B’s personal property. If the reproduction or deletion mentioned in this article cannot be realized for any reason, at the request of Party A, Party B shall transfer the ownership of the personal property to Party A, and Party A shall pay a reasonable amount of compensation to Party B.

2.2.6 In view of the great value to the Company during competition by trade secrets (including technical secrets and operation secrets) obtained or made by the obligor during his/her employment, Party B hereby declares that: after the labor relations between Party A and Party B terminate, the confidentiality obligation hereunder shall continue to be effective regardless of any reason (such as the termination or dissolution of the Labor Contract) until the relevant confidential information has become generally available to the public (except that such information is generally available to the public as a result of Party B’s disclosure in violation of this Agreement).

3. Termination of Confidentiality Obligation

3.1 Part of trade secrets authorized to be disclosed or used by the Company.

3.2 Part of relevant information and technology that has become public.

4. Liabilities for Breach of Contract

4.1 If the obligor of confidentiality violates the confidentiality obligation under this Agreement, it shall return all the confidentiality allowance actually paid by Party A, and compensate Party A for the liquidated damages equal to at least 24 times the average monthly salary of the obligor of confidentiality in the most recent year.

4.2 If Party B divulges trade secrets to a third party or uses trade secrets to cause losses to the Company, Party B shall compensate the Company for such losses, and the legal affairs department or other departments shall assess the losses caused to Party A by its breach of obligations. The compensation amount shall be no less than RMB 200,000, and the compensation amount shall be based on the actual loss if the loss is assessed to be over RMB 200,000.

4.3 The reasonable expenses paid by Party A for investigating Party B’s breach of contract, such as attorney fees, notarial fees and evidence collection fees, shall be included in the compensation amount for losses.

4.4 Where Party B maliciously divulges trade secrets and causes serious consequences to the Company, the Company shall investigate the legal liability of Party B through legal means in addition to economic losses, and shall investigate the criminal liability of Party B if the circumstances are serious.

5. Methods of Dispute Resolution

5.1 Any dispute arising from the execution of this Agreement may be settled by both parties through negotiation or jointly entrusted to a third party trusted by both parties for mediation. If negotiation or mediation fails, or one party is unwilling to negotiate or mediate, the dispute shall be submitted to the labor arbitration committee where Party A is located for arbitration in accordance with the provisions of the labor arbitration committee.

6. Confirmation of Both Parties

6.1 Before signing this Agreement, both parties have reviewed the content of this Agreement in detail and fully understood the legal meanings of the terms of this Agreement. This Agreement sets out all the agreements and understandings of the Company and the employee with respect to the subject matters of this Agreement, and includes all the discussions and agreements previously reached between both parties with respect to the subject matters. Any amendment or modification of this Agreement or waiver of any right under this Agreement shall not be effective unless signed in writing by the party with impaired rights. Any subsequent adjustment to the liability, wage or remuneration of the employee shall not affect the validity or scope of this Agreement. If one or more of the provisions of this Agreement are held to be invalid by law, the remaining provisions shall remain in full force and effect.

7. Other

7.1 This Agreement shall be made in duplicate. Each party shall hold one original copy, and the two copies shall be combined into one document.

7.2 Non-employment contract: Nothing in this Agreement shall be construed as entering into any employment contract in an express or implied way.

7.3 Any modification of this Agreement shall be subject to the written consent of both parties.

Annex 2:

Non-competition Agreement of Labor Contract

The Non-competition Agreement is the confidentiality standard of Party A’s group company or its subsidiaries or its branches or its affiliated companies (hereinafter referred to as the “Company”), and is an appendix to the Labor Contract signed by and between the Company and the employee, with the same legal effect as the Labor Contract. In accordance with the Labor Contract Law and the Copyright Law, the Company has formulated the following confidentiality regulations for the employee to know and abide by:

This Supplementary Agreement on Non-competition (this Agreement) is made by the following two parties, the parties, date and place of which shall be consistent with the Labor Contract.

For the purposes of this Agreement, Party A and Party B are collectively referred to as “both parties” and individually as “one party”.

WHEREAS:

1. Party A’s group company (as defined below) holds and/or has access to the confidential information, and Party B will or may have access to the confidential information in order to perform his/her job responsibilities at Party A’s group company. Party B is a person who has the confidentiality obligation to Party A’s group company as stipulated by laws and regulations;

2. Party A and Party B have entered into the Labor Contract (hereinafter referred to as the “Labor Contract”). Party B is employed by Party A and takes office in Party A. For specific department and post, please refer to the Labor Contract;

3. Party B is willing to not compete with Party A’s group company during his/her term of office and the non-competition period after termination of employment in accordance with the terms and conditions set forth in this Agreement.

In witness whereof, Party A and Party B, on the basis of equality, voluntariness and integrity, in accordance with relevant laws and regulations of China, have reached an agreement on the following terms and conditions with respect to the matters of non-competition between both parties for mutual compliance:

1 Definitions

Unless the context otherwise requires, the following terms used in this Agreement shall have the meanings set out below:

1.1 Non-competition means that the employer conditionally requires that the employee shall not directly or indirectly engage in the business in competition with Party A, which shall be subject to the provisions of this Agreement.

1.2 Party A’s group company refers to Party A, its branch (if involved), any subsidiary directly or indirectly controlled by Party A, or a company directly or indirectly controlling Party A, a company directly or indirectly controlled by a company that directly or indirectly controls Party A. Any member of the group is referred to as the “Party A’s group company”.

1.3 Related party refers to (i) shareholder, actual controller, director or senior officer of a party or its subsidiary; (ii) immediate or collateral relatives of a party or shareholder, director or senior officer of its subsidiary; (iii) any person or entity that the above person may control or significantly influence by means of equity, voting right, post, ownership and contract. However, Party A and Party B shall not be regarded as the related party of each other under this Agreement.

1.4 Person and entity refer to any natural person, organization, company, firm, government, state or state agency or any joint venture, association, partnership or other entity (whether or not having independent legal personality).

1.5 Term of office refers to the period from the date when Party B formally signs the labor contract or forms the de facto labor contract relationship with Party A’s group company to the termination (or dissolution) of the labor relations between both parties. If Party B continues to be employed by Party A after the retirement age, the term of office shall include the term of office until the date of termination of the employment relationship.

1.6 Competitor refers to any person or entity other than Party A’s group company that engages in or may potentially engage in competitive business, including but not limited to:

1.6.1 Person and entity engaged in competitive business;

1.6.2 Companies or other persons and entities listed in this Agreement that partially overlap with the business scope of Party A:

1.6.3 Any person and entity providing support to the above-mentioned competitors, such as professional consulting or advisory services;

1.6.4 Affiliated enterprises and institutions of the above-mentioned persons and entities.

1.7 Competitive business refers to the business that is in competition with the business engaged in or planned to be engaged in by Party A’s group company.

1.8 Wage refers to the employment remuneration paid by Party A to Party B in cash on a monthly basis during Party B’s term of office. The wage under this Agreement does not include the employment remuneration paid by Party A to Party B in non-cash form and any other rights and interests/benefits.

1.9 Employment refers to the employment of Party B by Party A or other group company.

2 Competition Restriction

2.1 Party B undertakes that during his/her term of office and at any time during the non-competition period, Party B shall not directly or indirectly engage in or participate in any competitive conduct and/or competitive business-related transaction or work, or have an interest relationship with a competitive business or competitor, including but not limited to:

2.1.1 Sets, operates or invests in any competitive business, establishes, participates in, merges, engages in or will engage in any competitive business;

2.1.2 Being employed by any person or entity engaging in or to engage in competitive business (including but not limited to serving as a consultant, director, officer or employee of such person or entity);

2.1.3 Any form of investment, guarantee or financing to any person or entity that is or will be engaged in competitive business (including but not limited to becoming the owner, shareholder, actual controller or creditor of such a person or entity);

2.1.4 Any business dealings with any person or entity that engages in or will be engage in the competitive business (including but not limited to being a business agent, supplier or distributor of such person or entity);

2.1.5 Provide any form of advice, opinion, suggestion, service or assistance to any person or entity engaged in or to engage in competitive business;

2.1.6 Enter into any agreement, make any undertaking or make any other arrangement if such agreement, undertaking or arrangement limits or impairs or is likely to limit or impair the business or interests of the Party A’s group company.

2.2 Party B undertakes that during his/her term of office and at any time during the post-employment non-competition period, Party B shall not directly or indirectly use any means to benefit himself/herself or any person or entity other than Party A’s group company to perform the following acts:

2.2.1 Prompt any director and management personnel of Party A’s group company or Party B to resign by means of persuasion, solicitation, inducement, solicitation or agitation or otherwise, or provide services or assistance to any person or entity other than Party A’s group company;

2.2.2 Prompt any client, supplier, licensee, licensor or other person or entity of Party A’s group company that has an actual or potential business relationship with Party A’s group company (including any potential client, supplier, licensee or licensor) to terminate or change the business relationship with Party A’s group company by means of persuasion, solicitation, inducement, solicitation or agitation or otherwise;

2.2.3 Accept invitations, offers and orders from any client, supplier, licensee, licensor of Party A’s group company (including any potential client, supplier, licensee or licensor), or provide products or services to any such client, supplier, licensee, licensor of Party A’s group company.

2.3 Any of the following circumstances during the non-competition period shall be deemed as Party B’s competition activities and violation of the non-competition obligation:

2.3.1 Receive any remuneration from the competitor (including but not limited to any form or name such as payment, remuneration, labor expenses and dividends), or obtain benefits such as travel, physical objects, shopping cards, consumption cards and reimbursement;

2.3.2 Pay personal income tax, social insurance, or housing funds with the competitor;

2.3.3 Party B’s related party receives any remuneration from the competitor (including but not limited to any form or name such as payment, remuneration, labor expenses and dividends) or obtains benefits such as travel, physical objects, shopping cards, consumption cards and reimbursement, but Party B cannot provide reasonable explanations.

2.4 Party B undertakes that at any time during the employment period and the non-competition period, Party B shall not take any action that may cause Party A and any group company to lose the business opportunity, but shall recommend the business opportunity to Party A.

2.5 Party B shall ensure that his/her related party also strictly complies with the provisions of Article 2 of this Agreement.

3 Non-competition Period

3.1 During Party B’s tenure at Party A;

3.2 Non-competition period after departure: 24 months from the date of Party B’s departure or the maximum non-competition period allowed by Chinese laws and regulations at that time (whichever is longer). However, Party A may still shorten the non-competition period by one of the following means:

3.2.1 Party A notifies Party B in writing of shortening the non-competition period before the departure date (including the date);

3.2.2 Party A notifies Party B in writing of the termination of the non-competition obligation within the non-competition period after departure;

3.2.3 Where Party A fails to notify Party B in writing before (including) the date when Party B leaves office to perform the non-competition obligation, it shall be deemed that Party A exempts the non-competition obligation on Party B, and Party A is not required to pay non-competition compensation.

3.3 After the non-competition period expires or is terminated, Party A is not required to pay non-competition compensation.

3.4 Both parties agree that Party A is not required to pay additional compensation for early termination of the non-competition obligation.

4 Non-competition Compensation and Payment Method

4.1 On the premise that Party B complies with the non-competition obligation under this Agreement, Party A shall pay non-competition compensation specified in Article 4.2 of this Agreement to Party B during the non-competition period. If requested by Party A, Party B shall submit to Party A all supporting materials (including but not limited to the on-the-job certificate issued by Party B’s new employer) to prove that Party B properly complies with the non-competition obligation.

4.2 Non-competition compensation: The standard of non-competition compensation shall be 30% of Party B’s average monthly wage in the 12 months before Party B leaves office.

4.3 When calculating the average monthly wage, Party B’s wage card or the wage actually received by Party B in currency shall prevail. Dividends, options and equity related to equity incentive shall not be included.

4.4 Payment time: After Party B leaves office, the financial department of Party A shall transfer the above compensation to the bank account designated by Party B before the 15th day of each month from the next month after Party B resigns. Notwithstanding the foregoing provisions, during the non-competition period, Party A shall have the right to notify Party B in writing that it will not require Party B to continue to comply with the non-competition obligation. Under such a circumstance, Party A shall have the right to stop paying non-competition compensation to Party B. If the payment is overdue for no more than three months, Party B shall have the right to require Party A to make up the payment, but shall not require to rescind this Agreement or refuse to perform the non-competition obligation on this ground;

4.5 Payment method: Party A shall transfer the compensation to the bank account (or other account confirmed by both parties in writing) where Party B receives the wage. Failure to make payment due to any reason (including but not limited to cancellation of deposit card, banking system fault, etc.) shall not be deemed as overdue payment, and Party B shall not claim no longer to perform the non-competition obligation on this ground. In this case, Party B may collect non-competition compensation in cash from Party A, or Party A may pay the compensation after confirming other collection accounts under the name of Party B in writing.

4.6 If Party B changes his/her domicile address, contact information and bank account, Party B shall notify Party A in writing within 10 days. Where Party A fails to pay non-competition compensation to Party B in time due to Party B’s reasons, Party B shall bear the default liability, and the losses caused thereby shall be borne by Party B, and Party B shall not be exempted from the non-competition obligation during this period.

4.7 If Party B violates the non-competition obligation under this Agreement during the non-competition period, Party A shall have the right to stop the payment of non-competition compensation and investigate Party B’s default liability in accordance with this Agreement.

4.8 If the collection account designated by Party B is not specially designated in writing, Party B’s original bank account for receiving wage shall prevail.

5 Avoidance and Prohibition of Negative Comments and Termination of Employment

5.1 Avoidance. Party B undertakes that when Party A makes decisions on the signing, delivery, performance of this Agreement and any relevant matters, Party B shall not directly or indirectly participate in such decisions. If both parties intend to adjust, change or modify the undertakings, obligations and responsibilities of Party B under this Agreement or substantially cause such adjustment, change or modification during the performance of this Agreement, both parties shall obtain the consent of the board of directors of Party A.

5.2 Prohibition of negative comments. Party B undertakes that he/she shall not defame any group company and/or his/her employees at any time during and after the employment period; shall not, on any occasion and in any form, make any comment or statement detrimental to any group company and/or his/her employees; shall not disclose or tell any third party any information, adverse comment or statement about any group company and/or his/her employees that Party B has learned or heard (whether or not such information, comment or statement is confidential and whether or not it been learned or heard during the employment period).

5.3 After the employment is terminated, Party B shall, as required by Party A, cooperate with Party A to complete the unfinished work on behalf of Party A and hand over the work to other employees of Party A in an orderly manner. If Party A or any group company is sued or arbitrated by a third party due to the employment of Party B in Party A, Party B shall cooperate with Party A or relevant group company to solve such dispute.

5.4 Notice certificate: After the labor contract between Party A and Party B is terminated or rescinded, Party B shall notify his/her rights and obligations under this Agreement to the new employer of Party B. If requested by Party A, Party B shall, within one week, certify to Party A by e-mail or other written form his/her current employer and employment conditions. The certificate includes but is not limited to the certificate of the current employer for whom Party B works and the written statement of performance of the non-competition obligation made by Party B.

5.5 Under any of the following circumstances, Party A may suspend the payment of non-competition compensation to Party B:

5.5.1 Party B fails to explain the current employment conditions as required by this Agreement;

5.5.2 The situation stated by Party B is inconsistent with the actual situation;

5.5.3 Party A has preliminary evidence proving that Party B may violate the non-competition obligation.

In such a case, Party B shall still perform the non-competition obligation. After the above circumstances disappear or Party B proves that it does not violate the non-competition obligation, Party A shall pay the due non-competition compensation within one month.

5.6 Provided that other provisions of this Agreement are not violated, all obligations of Party B under this Agreement shall continue to be effective after the termination of employment.

6 Performance and Discharge of Obligations

6.1 Before Party B leaves office (no later than that day), Party A’s delivery of the Notice on Performance of the Non-Competition Agreement in writing shall be the precondition for both parties to execute the Non-Competition Agreement and Party B’s performance of the non-competition obligation. If Party A fails to send the Notice on Performance of the Non-Competition Agreement to require Party B to undertake the non-competition obligation, it shall be deemed that Party A exempts from the non-competition obligation of Party B. This Agreement shall be dissolved from the date when Party B leaves office and Party A will no longer pay non-competition compensation.

6.2 During the period when Party B formally performs the non-competition obligation after leaving office, Party A may choose to exempt Party B from non-competition business at its own discretion. Party A may, in accordance with relevant national laws and regulations, send the Notice on Dissolving the Non-Competition Agreement in writing by means of direct delivery, reservation service, entrusted service, post service and forwarding service. Party B hereby agrees that the Non-competition Agreement between Party A and Party B shall be terminated as of the date when the notice is delivered to Party B, and Party A shall have the right to stop paying the above-mentioned compensation.

6.3 Where Party A fails to pay the non-competition compensation for non-competition for more than three months in accordance with this Agreement when Party B fully performs the non-competition obligation, Party B may dissolve the Non-competition Agreement according to the law. In case of any dispute arising from the non-competition compensation, Party B shall continue to perform the non-competition obligation during the dispute resolution.

6.4 If Party B refuses to accept, voluntarily gives up, or does not receive non-competition compensation, or Party A cannot normally pay non-competition compensation due to reasons of Party B, the losses caused thereby shall be borne by Party B and Party B shall not be exempted from the non-competition obligation.

6.5 If the standard of non-competition compensation under the Contract is lower than the minimum mandatory standard stipulated by the local government of Party A, Party A shall make up to the minimum standard before the non-competition period expires, and before that, Party B shall still perform the non-competition obligation.

6.6 The departure of Party B from Party A for whatever reason shall not affect the performance of the non-competition obligation under this Agreement.

7 Liability for Breach of Contract

7.1 If Party B violates any of his/her obligations, and undertakings or warranties under this Agreement, it shall be deemed to have seriously violated the rules and regulations and labor discipline. Party A shall have the right to require Party B to undertake the following responsibilities at the same time:

7.1.1 Terminate the Labor Contract, stop/cancel the payment/provision of wage or other employment remuneration to Party B without any compensation;

7.1.2 The benefits obtained from Party B’s non-competition activities shall belong to Party A;

7.1.3 Return the competition economic compensation paid by Party A to Party B;

7.1.4 Shall pay liquidated damages to Party A at a rate equal to 20 times the average monthly wage of Party B in the 12 months prior to the departure.

7.1.5 If the above-mentioned liquidated damages are not enough to cover all the losses of Party A, Party B shall continue to compensate for the actual losses caused to Party A by non-competition activities or violation of confidentiality obligation.

7.2 All claim, loss, liability, compensation, expenses and expenditure directly or indirectly incurred by Party A due to Party B’s breach of contract (including but not limited to the investigation expenses, employment expenses of intermediary agencies, arbitration and litigation expenses paid by Party A for investigating and pursuing Party B’s breach of contract).

7.3 During the term of office and the post-employment non-competition period, if Party A does not pay the non-competition compensation to Party B in case of non-breach of contract by Party B and non-fault of Party B, and still fails to pay the non-competition compensation in full within three months after Party B’s written notice, Party B may stop performing the non-competition obligation under this Agreement, and Party A is not required to pay any non-competition compensation to Party B, but Party B shall continue to perform his/her other undertakings, obligations and responsibilities under this Agreement.

7.4 Where Party A requires Party B to correct the behaviors in violation of the non-competition, and Party B continues to engage in the non-competition activities without correction within one month after receiving Party A’s notice, Party A shall have the right to require Party B to bear the liquidated damages according to the provisions of the preceding paragraph.

7.5 The default liabilities agreed in this Agreement are juxtaposed, and Party A may require Party B to bear all default liabilities. Meanwhile, where Party A claims some of default liabilities to Party B, it shall not be deemed that Party A waives the right to pursue other default liabilities.

7.6 Where Party B shall make compensation according to this Agreement, the compensation may be deducted from the service remuneration or employment remuneration before Party B leaves office.

7.7 If one party breaches any of its representations, warranties or undertakings under this Agreement or fails to perform any of its obligations under this Agreement, to the extent permitted by law, the observant party shall have the right to request a restraining order and/or request a compulsory performance and seek any other appropriate relief.

8 Notice and Service

8.1 During the employment, Party A may deliver the matters related to this Agreement to the address provided by Party B in the Labor Contract or other documents.

8.2 After Party B’s departure, Party A may notify or deliver the notice to Party B by any means such as e-mail, address, household address and mobile phone number provided by Party B in the Labor Contract signed by both parties.

8.3 No matter whether Party B actually views or rejects, Party B shall be deemed to have viewed when Party A sends a notice to Party B by one of the above-mentioned means.

9 Applicable Laws and Dispute Resolution

9.1 The conclusion, performance, alteration, validity, interpretation, execution and dispute resolution of this Agreement shall be governed by Chinese laws and regulations.

9.2 Any dispute or claim arising out of or in connection with this Agreement shall be settled through friendly negotiation between both parties. If negotiation fails within 30 days from the date of occurrence of the dispute or claim, either party may, in accordance with the Labor Dispute Mediation and Arbitration Law of the People’s Republic of China, within 60 days after the occurrence of the dispute, refer the dispute to the local labor arbitration committee for arbitration. Unless otherwise stipulated in the Labor Dispute Mediation and Arbitration Law of the People’s Republic of China or other Chinese laws and regulations, if not satisfied with the arbitration award within 15 days after receiving the award, either party may file a lawsuit with the relevant people’s court.

9.3 To the extent permitted by law, one party may directly file a lawsuit or seek relief to the people’s court with jurisdiction in the place where Party A is located without going through the labor arbitration procedure.

9.4 During the period of arbitration and litigation, both parties shall continue to perform other obligations stipulated in this Agreement.

10 Validity, Alteration and Others of This Agreement

10.1 This Agreement shall take effect from the date of signature or seal by both parties. The nature of the relations (labor relation, service relation, labor dispatch relation, employment relation, etc.) established by Party A and Party B shall be subject to other agreements signed by both parties. However, regardless of the nature of the relation, this Agreement shall become legally effective once it is signed.

10.2 This Agreement shall supersede all prior discussions, negotiations, intentions and agreements between both parties relating to the subject matters of this Agreement.

10.3 This Agreement, (a) in case of any discrepancy with the Labor Contract, shall prevail and shall remain effective after the termination or rescission of the Labor Contract; (b) shall not restrict any party in any respect, to the extent permitted by applicable law and in accordance with the provisions of the Labor Contract, the right to rescind the Labor Contract at any time for any reason or without cause; (c) shall remain effective against the successor and assign of Party A; (d) shall be binding on the successor and agent of Party B.

10.4 If any provision of this Agreement is found to be illegal, invalid or unenforceable by the arbitrator and court, the provision shall be deemed to have been amended so that Party A’s group company can obtain maximum protection to the extent permitted by applicable laws. The legality, validity and enforceability of other provisions of this Agreement shall not be affected.

10.5 All obligations of Party B under this Agreement shall continue to be effective during the duration of Party A, provided that other provisions of this Agreement are not violated. The invalidity of any part of this Agreement shall not affect the validity of other parts of this Agreement. If any part of this Agreement is declared invalid, both parties hereto shall perform this Agreement in accordance with the general principles of this Agreement. The invalid provision shall be replaced by a valid provision that best reflects the intent of both parties to this Agreement at the time of signing this Agreement.

10.6 This Agreement may be modified or supplemented through negotiation by both parties. Any modification or supplement to this Agreement shall be made in writing and signed by both parties. The content modified and/or supplemented shall constitute an integral part of this Agreement.

10.7 Both parties to this Agreement shall implement, take or, if necessary, ensure that any other third party in connection with the performance of this Agreement shall implement and take all acts, warranties or other measures reasonably required to enable the validity, achievement and performance of all the terms and conditions set out in this Agreement.

10.8 The waiver by a party of any right under this Agreement shall not be deemed as a waiver of other rights under this Agreement, nor shall it be deemed as a permanent waiver of such right (unless it is provided under Chinese law that this right may not be re-exercised once it is waived). The failure of either party to this Agreement to exercise or delay in exercising any right under this Agreement shall not constitute a waiver mentioned above and shall not affect its continued exercise of the right; any single or partial exercise of the right under this Agreement shall not preclude the exercise of the rest of the right, nor the exercise of other rights.

10.9 Party B agrees that the non-competition clause contained in this Agreement is necessary to protect the legitimate business interests of Party A’s group company and is fair and reasonable in scope and extent. If the content of any non-competition clause is found to be unreasonable by a court or arbitral institution, such content shall be deemed to be amended, to restrict Party B’s competition with Party A’s group company and enable Party A to seek other relief ways to the maximum extent (in terms of time and geographical area) that a court or arbitral institution may consider reasonable and enforceable.

10.10 Unless otherwise specified in this Agreement or otherwise agreed in writing by both parties, both parties shall be liable for all taxes and fees incurred in connection with the implementation of this Agreement.

10.11 This Agreement shall be made in duplicate. Party A and Party B shall hold one copy respectively with the same legal effect. This Agreement shall come into force on the date of formal signing by both parties.

10.12 Both parties hereby confirm that they have carefully and completely read this Agreement, fully understood the provisions hereof, and agree to perform the above-mentioned Agreement.

11 List of Units That Compete with Party A’s Business (Incomplete and Updatable at Any Time)

S/N	Employer	Remark
1	Zhejiang Transfer Co., Ltd.
2	Huoyibang Logistics Technology Co., Ltd.
3	Nanjing Fuyou Online E-commerce Co., Ltd.
4	Beijing Yunniao Technology Co., Ltd.
5	Beijing Yunke Network Technology Co., Ltd.
6	Shenzhen Qianhai Avatar Logistics Network Technology Co., Ltd.	Yun Bei
7	Shanghai Linke Network Technology Co., Ltd.	Chaoji Huozhu
8	Shanghai Dianwei Information Technology Co., Ltd.	Tiantian Youhuo
9	Kunming Duoli Economic and Trade Co., Ltd.	Duoli International
10	Hebei Jizong Technology Co., Ltd.	Bulk Transport
11	Bolt Technology Co., Ltd.	Bolt
12	Shanghai Platypus Supply Chain Management Co., Ltd.	Duckbill
13	Cai Niao Network Technology Co., Ltd.	Cai Niao Logistics
14	Beijing Jingbangda Trading Co., Ltd.	JD Logistics
15	Jiangsu Suning Logistics Co., Ltd.	Suning Logistics
16	Sichuan Yidatong Technology Co., Ltd.	Yidatong
17	Tianjin 58 Daojia Freight Service Co., Ltd.	Kuaigou Taxi
18	Shenzhen Huolala Technology Co., Ltd.	Huolala
19	Shandong Guang’an Vehicles Technology Co., Ltd.	Snail Truck
20	Shiqiao Car Lease Service Co., Ltd.	Shiqiao
21	GLP Investment (Shanghai) Co., Ltd.	GLP
22	Guangzhou Huitouche Information Technology Co., Ltd.	Shengsheng Huitouche
23	Zhejiang Huoqishi Network Technology Co., Ltd.	Huoqishi
24	Nanjing Yihutong Supply Chain Management Co., Ltd.	Huoyunbao
25	Beijing Yunke Network Technology Co., Ltd.	TMS

(No text below)

Renewal of Labor Contract

The term of this renewed labor contract is      years. The validity period starts from MM/DD/YY to MM/DD/YY.

Party A (seal of the Company):	Party B (signature of the employee):

Signed on:	Signed on:

Modification of Labor Contract

Upon the equality, voluntariness and negotiation of both parties, the following modification shall be made to the Contract:

Party A (seal of the Company):	Party B (signature of the employee):